Media Contact:
Courtney Harper
Reputation Partners (for Lawson Products)
Phone: 312-819-5722
E-mail: courtney@reputationpartners.com

FOR IMMEDIATE RELEASE

Lawson Products Divests Rutland Tool & Supply Co.; Proceeds to Continue Investment in Core MRO
Business

Des Plaines, IL – November 9, 2010 – Lawson Products, Inc. (NASDAQ: LAWS), a distributor of maintenance, repair and operations (MRO) products, announced today that it has reached a definitive agreement to sell substantially all of the assets of Rutland Tool & Supply Co. (“Rutland”), a wholly owned subsidiary, to Sid Tool Co., Inc, a wholly owned subsidiary of MSC Industrial Direct Co., Inc. for approximately $11.0 million in cash plus the assumption of certain liabilities. Based in Whittier, California, Rutland is an industrial supplier providing metalworking and maintenance solutions. The transaction is expected to close in the fourth quarter of 2010.

Lawson Products’ sale of Rutland aligns with the company’s on-going strategy to provide resources to focus on advancing the Lawson MRO business, its most profitable and fastest growing segment. Lawson will continue to offer its full line of MRO products, including Rutland products, to its customers.

“The sale of Rutland will provide us with valuable resources to further invest in and grow our core MRO business,” said Tom Neri, president and chief executive officer of Lawson Products. “Through this sale, as well as through the recent sale of Assembly Component Systems, Inc., we are successfully positioning Lawson for profitable growth and ensuring our strong competitive position for the future.”

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ:LAWS), is an industrial distributor of more than 200,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,200 experienced field sales agents and approximately 1,000 employees. The company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2009 Form 10-K filed on February 25, 2010. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.